Exhibit 99.1

Contact:	Bryce Blair	Thomas J. Sargeant
	Chairman, CEO and President	Chief Financial Officer
	AvalonBay Communities, Inc.	AvalonBay Communities, Inc.
	703-317-4652	703-317-4635

For Immediate Release

AVALONBAY COMMUNITIES ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2004 OPERATING RESULTS

ALEXANDRIA, VA (January 26, 2005) - AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended December 31, 2004 was $111,894,000, resulting in Earnings per Share – diluted (“EPS”) of $1.52 compared to $1.36 for the comparable period of 2003, a per share increase of 11.8%. Funds from Operations attributable to common stockholders – diluted (“FFO”) for the quarter ended December 31, 2004 was $64,818,000, or $0.88 per share, compared to $59,697,000, or $0.83 per share for the comparable period of 2003, a per share increase of 6.0%.

FFO for the fourth quarter 2004 includes approximately $1,240,000, or approximately $0.02 per share, for the receipt of a non-routine prepayment premium on a note payable to the Company, net of legal costs.

Highlights from the Company’s fourth quarter Established Communities results include:

•	Positive year-over-year revenue and Net Operating Income (“NOI”) growth for the second consecutive quarter, largely due to a 2.0% increase in Economic Occupancy in the fourth quarter of 2004 as compared to the fourth quarter of 2003.

•	The first sequential increase in Average Rental Rates in more than three years as Average Rental Rates increased 0.5% in the fourth quarter of 2004 as compared to the third quarter of 2004.

•	A continued decline in concessions granted per move-in on both a year-over-year and sequential basis. In the fourth quarter of 2004, concessions granted per move-in declined 14.2% from the fourth quarter of 2003 and declined 5.6% from the third quarter of 2004.

Full Year 2004 Financial Results

For the year ended December 31, 2004, EPS was $2.92 compared to $3.73 for the year ended December 31, 2003, a per share decrease of 21.7%. The decline in EPS is primarily due to reduced disposition activity in 2004 as compared to 2003.

FFO per share for the year ended December 31, 2004 was $3.36 as compared to $3.28 for the year ended December 31, 2003, a 2.4% increase. FFO per share for the full year 2004 includes approximately $0.02 per share for the prepayment premium discussed previously.

Commenting on the Company’s results, Bryce Blair, Chairman, CEO and President said, “In 2004, improving fundamentals and strong execution by AvalonBay led to the first year of positive FFO per share growth for the Company since 2001. We expect the positive momentum from 2004 to continue, contributing to stronger market fundamentals and increasing earnings growth in 2005 as compared to 2004.”

Operating Results for the Quarter and Year Ended December 31, 2004

Total revenue for the fourth quarter 2004 increased by $12,873,000, or 8.2% to $170,403,000 from the fourth quarter 2003. Total revenue for the year ended December 31, 2004 increased by $28,368,000, or 4.5%, to $661,862,000 as compared to the year ended December 31, 2003.

For Established Communities, rental revenue increased 1.6%, operating expenses increased 3.7%, and NOI increased 0.5% during the fourth quarter 2004 as compared to the fourth quarter 2003. For the year ended December 31, 2004, Established Communities rental revenue decreased 0.3%, operating expenses increased 1.8%, and NOI decreased 1.3% as compared to the year ended December 31, 2003.

Sequentially, as compared to the third quarter 2004, Established Communities rental revenue increased 0.2%, operating expenses decreased 3.0% and NOI

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

increased 1.8%. Consistent with expected trends, the sequential decline in operating expenses from the third quarter 2004 to the fourth quarter 2004 is primarily due to lower seasonal turnover costs.

2005 Outlook

As noted in the Company’s initial 2005 financial outlook provided on December 21, 2004, the Company expects EPS in the range of $0.65 to $0.69 for the first quarter of 2005 and $1.93 to $2.13 for the full year 2005.

The Company expects Projected FFO per share in the range of $0.91 to $0.95 for the first quarter of 2005 and $3.51 to $3.71 for the full year 2005. The Projected FFO ranges for both the first quarter 2005 and the full year 2005 include $0.08 to $0.09 related to the potential sale of an investment in a real estate technology company that the Company expects will occur in the first quarter of 2005. Projected FFO per share excluding the $0.08 to $0.09 of expected gain is $0.82 to $0.86 for the first quarter of 2005 and $3.42 to $3.62 for the full year 2005.

First Quarter 2005 Conference Schedule

The Company is scheduled to participate in the Lehman Brothers 8th Annual Future of REITs Panel Discussion on March 3, 2005 from 8:00 AM - 11:30 AM Eastern Time (EST) in New York, NY. Bryce Blair, Chairman, Chief Executive Officer and President, will participate in the panel, which will focus on the economics of development and redevelopment in 2005. Details on how to access a webcast of the event will be available on the Company’s website at http://www.avalonbay.com/events beginning March 1, 2005.

The Company is scheduled to participate in the Smith Barney 2005 REIT CEO Conference in Naples, FL on March 7-8, 2005. Management is scheduled to present at this conference on Monday, March 7, 2005 at 3:45 PM EST. Management’s presentation will be followed by a question and answer session during which management may discuss the Company’s current operating environment; operating trends; current development, disposition and acquisition activity; the Company’s outlook and other business and financial matters affecting the Company. The Company’s presentation will be accessible via a dial-in phone number which will be available on the Company’s website at http://www.avalonbay.com/events beginning March 3, 2005.

Earnings Conference Call

The Company will hold a conference call on January 27, 2005 at 1:00 PM EST to review and answer appropriate questions about these results and projections, the earnings release attachments described below, and related matters. The domestic number to call to participate is 1-877-510-2397. The international number to call to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687, and the international number to hear a replay of this call is 1-706-645-9291 - Access Code: 2684060.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

Earnings Release and Attachments

In addition to this release, the Company also publishes a complete discussion of its fourth quarter and full year 2004 operating results (“the Full Release”) and Earnings Release Attachments (“the Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. The Full Release and the Attachments are considered a part of this release and are available through the Company’s website at http://www.avalonbay.com/earnings and via e-mail distribution. The ability to access the Full Release and the Attachments on the Company’s website requires the Adobe Acrobat 6.0 Reader, which may be downloaded at the following website address:
http://www.adobe.com/products/acrobat/readstep.html.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 1, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO
•	Projected FFO
•	Established Communities
•	Stabilized Operations
•	NOI
•	Economic Occupancy
•	Average Rental Rates

About AvalonBay Communities, Inc.

As of December 31, 2004, AvalonBay owned or held an ownership interest in 148 apartment communities containing 42,810 apartment homes in ten states and the District of Columbia, of which ten communities were under construction and four communities were under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s website at http://www.avalonbay.com.

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Forward-Looking Statements

This release, including its Attachment, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements.”

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the first quarter or the full year 2005. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including this attachment, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2004	2003	2004	2003

Net income	$114,069	$100,283	$219,745	$271,525
Dividends attributable to preferred stock	(2,175)	(2,175)	(8,700)	(10,744)
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	39,285	38,972	157,988	128,278
Minority interest, including discontinued operations	927	216	3,048	1,263
Cumulative effect of change in accounting principle	—	—	(4,547)	—
Gain on sale of operating communities	(87,288)	(77,599)	(121,287)	(159,756)

FFO attributable to common stockholders	$64,818	$59,697	$246,247	$230,566

Average shares outstanding - diluted	74,050,732	72,227,335	73,354,956	70,203,467
EPS - diluted	$1.52	$1.36	$2.92	$3.73

FFO per common share - diluted	$0.88	$0.83	$3.36	$3.28

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2005 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted) - Q1 05	$0.65	$0.69
Projected depreciation (real estate related)	0.55	0.59
Projected gain on sale of operating communities	(0.29)	(0.33)

Projected FFO per share (diluted) - Q1 05	$0.91	$0.95

Projected EPS (diluted) - Full Year 2005	$1.93	$2.13
Projected depreciation (real estate related)	2.29	2.33
Projected gain on sale of operating communities	(0.71)	(0.75)

Projected FFO per share (diluted) - Full Year 2005	$3.51	$3.71

Attachment 1 (continued)

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2004, Established Communities are communities that have Stabilized Operations as of January 1, 2003 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Stabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development.

NOI is defined by the Company as total revenue less direct property operating expenses (including property taxes), and excludes corporate-level property management and other indirect operating expenses, interest income and expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of real estate assets, impairment losses, cumulative effect of change in accounting principle and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Full Year	Full Year
	2004	2003	2004	2004	2003

Net income	$114,069	$100,283	$45,366	$219,745	$271,525
Property management and other indirect operating expenses	7,286	7,655	6,975	27,956	27,123
Investments and investment management	1,207	545	932	4,691	2,948
Interest income	(96)	(805)	(42)	(194)	(3,440)
Interest expense	33,522	32,769	33,240	131,314	133,637
General and administrative expense	4,976	3,434	3,898	18,074	14,830
Joint venture income, minority interest and venture partner interest in profit-sharing	(733)	309	510	228	(22,897)
Depreciation expense	40,346	38,181	42,451	160,815	147,658
Cumulative effect of change in accounting principle	—	—	—	(4,547)	—
Gain on sale of real estate assets	(87,288)	(78,832)	(22,762)	(122,425)	(160,990)
Income from discontinued operations	(1,282)	(1,964)	(451)	(6,444)	(16,494)

NOI from continuing operations	$112,007	$101,575	$110,117	$429,213	$393,900

Established:
Northeast	$25,558	$24,607	$24,683	$100,016	$100,386
Mid-Atlantic	9,609	9,426	9,505	37,945	36,998
Midwest	1,490	1,467	1,579	6,188	5,796
Pacific NW	4,952	4,872	4,990	19,843	19,489
No. California	23,508	24,629	23,403	94,696	100,669
So. California	10,180	9,900	9,804	39,634	38,947

Total Established	75,297	74,901	73,964	298,322	302,285

Other Stabilized	19,153	16,503	20,857	74,409	57,591
Development/Redevelopment	17,456	9,610	15,197	55,967	32,829
Non-Allocated	101	561	99	515	1,195

NOI from continuing operations	$112,007	$101,575	$110,117	$429,213	$393,900

Attachment 1 (continued)

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of December 31, 2004). A reconciliation of NOI from communities sold or held for sale to net income for these communities for the fourth quarter and full year 2004 is as follows (dollars in thousands):

	Q4	Full Year
	2004	2004

Income from discontinued operations	$1,282	$6,444
Interest expense, net	80	508
Minority interest expense	—	37
Depreciation expense	—	1,852

NOI from discontinued operations	$1,362	$8,841

NOI from assets sold	$1,362	$8,841
NOI from assets held for sale	—	—

NOI from discontinued operations	$1,362	$8,841

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Average Rental Rates as reported by the Company reflect actual average leased rents during the period indicated net of concessions amortized over the lease term.